UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Global Geophysical Services, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

37946S107

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37946S107

CUSIP No. 37946S107	2

1.	Name of Reporting Person Kelso Investment Associates VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person PN

CUSIP No. 37946S107	3

1.	Name of Reporting Person Kelso GP VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person PN

CUSIP No. 37946S107	4

1.	Name of Reporting Person Kelso GP VII, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person OO

CUSIP No. 37946S107	5

1.	Name of Reporting Person KEP VI, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person OO

CUSIP No. 37946S107	6

1.	Name of Reporting Person Philip E. Berney
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	7

1.	Name of Reporting Person Frank K. Bynum, Jr.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	8

1.	Name of Reporting Person James J. Connors, II
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	9

1.	Name of Reporting Person Michael B. Goldberg
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	10

1.	Name of Reporting Person Frank J. Loverro
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	11

1.	Name of Reporting Person George E. Matelich
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	12

1.	Name of Reporting Person Church M. Moore
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	13

1.	Name of Reporting Person Frank T. Nickell
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	14

1.	Name of Reporting Person Stanley de J. Osborne
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	15

1.	Name of Reporting Person David I. Wahrhaftig
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	16

1.	Name of Reporting Person Thomas R. Wall, IV
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

CUSIP No. 37946S107	17

1.	Name of Reporting Person Christopher L. Collins
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,396,634
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,396,634
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,396,634
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%
12.	Type of Reporting Person IN

Item 1	(a)	Name of Issuer:

Global Geophysical Services, Inc.

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

13927 South Gessner Road Missouri City, TX 77489

Item 2	(a)	Name of Person Filing:

Kelso Investment Associates VII, L.P.

Kelso GP VII, L.P.

Kelso GP VII, LLC

KEP VI, LLC

Philip E. Berney

Frank K. Bynum, Jr.

James J. Connors, II

Michael B. Goldberg

Frank J. Loverro

George E. Matelich

Church M. Moore

Frank T. Nickell

Stanley de J. Osborne

David I. Wahrhaftig

Thomas R. Wall, IV

Christopher L. Collins

Item 2	(b)	Address of Principal Business Office:

c/o Kelso & Company 320 Park Avenue, 24th Floor New York, New York 10022

Item 2	(c)	Citizenship:

See Item 4 of the cover pages attached hereto.

Item 2	(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2	(e)	CUSIP Number:

37946S107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership (a) through (c)

(a) Amount beneficially owned: See Item 9 of the attached cover pages.

(b) Percent of class:

See Item 11 of the attached cover pages. The figures reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by Global Geophysical, Inc. on November 9, 2011, which reported the total outstanding shares of common stock, as of November 9, 2011, as 37,014,627.

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: See Item 5 of the attached cover pages.

(ii) Shared power to vote or direct the vote: See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition: See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition: See Item 8 of the attached cover pages.

The aggregate number of shares beneficially owned includes (i) 9,936,243 shares of common stock held of record by Kelso Investment Associates VII, L.P. (“KIA VII”) and (ii) 2,460,391 shares of common stock held of record by KEP VI, LLC (“KEP VI”). Kelso GP VII, LLC (“GP VII LLC”) is the general partner of Kelso GP VII, L.P. (“GP VII LP”). GP VII LP is the general partner of KIA VII. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s securities. Each of KIA VII and KEP VI disclaims such beneficial ownership.

Each of GP VII LLC, GP VII LP and KIA VII, due to their common control, could be deemed to beneficially own each other’s securities. GP VII LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LP and KIA VII, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purposes.

GP VII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and KIA VII, except, in the case of KIA VII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purposes. KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and GP VII LP, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purposes.

KEP VI and GP VII LLC due to their common control could be deemed to beneficially own each other’s securities. KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, GP VII LP and KIA VII, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purposes. Each of GP VII LLC, GP VII LP and KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purposes.

Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore and Stanley de Jongh Osborne (the “Kelso Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VII LLC, GP VII LP, KIA VII, and KEP VI, by virtue of their status as managing members of GP VII LLC and KEP VI, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for any purposes.

Christopher L. Collins may be deemed to share beneficial ownership of securities owned by KEP VI by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI but disclaims beneficial ownership of such interests.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following    ☐:

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable as this statement is filed pursuant to Rule 13d-1(d).

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: January 31, 2012

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*
By:	Kelso GP VII, L.P., its General Partner,
by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:	*
By:	Kelso GP VII, LLC, its General Partner,
by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

KEP VI, LLC
Signature:	*
By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY
Signature:	*

FRANK K. BYNUM, JR.
Signature:	*

JAMES J. CONNORS, II
Signature:	/s/ James J. Connors, II

MICHAEL B. GOLDBERG
Signature:	*

FRANK J. LOVERRO
Signature:	*

GEORGE E. MATELICH
Signature:	*

CHURCH M. MOORE
Signature:	*

FRANK T. NICKELL
Signature:	*

STANLEY DE J. OSBORNE
Signature:	*

DAVID I. WAHRHAFTIG
Signature:	*

THOMAS R. WALL, IV
Signature:	*

CHRISTOPHER L. COLLINS
Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact**

**	The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated April 21, 2010 in respect of the securities of Global Geophysical Services, Inc. by Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV., Church M. Moore and Christopher L. Collins are hereby incorporated by reference.

Exhibit A

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date: January 31, 2012

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*
By:	Kelso GP VII, L.P., its General Partner,
by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:	*
By:	Kelso GP VII, LLC, its General Partner,
by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*
By:	James J. Connors, II, its Managing
Member

KEP VI, LLC
Signature:	*
By:	James J. Connors, II, its Managing
Member

PHILIP E. BERNEY
Signature:	*

FRANK K. BYNUM, JR.
Signature:	*

JAMES J. CONNORS, II
Signature:	/s/ James J. Connors, II

MICHAEL B. GOLDBERG
Signature:	*

FRANK J. LOVERRO
Signature:	*

GEORGE E. MATELICH
Signature:	*

CHURCH M. MOORE
Signature:	*

FRANK T. NICKELL
Signature:	*

STANLEY DE J. OSBORNE
Signature:	*

DAVID I. WAHRHAFTIG
Signature:	*

THOMAS R. WALL, IV
Signature:	*

CHRISTOPHER L. COLLINS
Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact